

Lynette Yiadom-Boakye (b. 1977)



3 of Boakye's top ten auction records were sold in 2023. 4 of these top ten are similarly executed to the Painting. Her most recent solo exhibition titled No Twilight Too Mighty is currently on view at the Guggenheim Bilbao until September 10, 2023.

INVESTMENT THESIS

Initial Offering Price
$411,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



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Price Appreciation of Similar Works
29.7%

Sharpe Ratio (2013-2020)	watch video
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S&P 500	0.56

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MEMBERS ONLY



Lynette Yiadom-Boakye

(b. 1977)

Why we like this offering

1. Lynette Yiadom-Boakye is an acclaimed British-Ghanaian painter and writer recognized for her timeless figurative paintings that explore memory and imagination.
2. A major international survey of the artist's work, titled "Lynette Yiadom-Boakye: Fly in League with the Night," finished in February 2023 at the Tate Britain in London. Drumming up global market attention, the exhibition brought together around 70 works from 2003 to the present day in the most extensive survey of the artist's career to date.
3. Yiadom-Boakye was awarded the prestigious Carnegie Prize in 2018 and was the 2012 recipient of the Pinchuk Foundation Future Generation Prize. Showing distinction and academic reverence for her oeuvre.
4. Executed in 2014, the year after she was shortlisted for the prestigious Turner Prize, the Painting exhibits the artist's recognizable format, which favors lone figures depicted in half or full-length view and placed against ambiguous, often monochromatic backgrounds.
5. Single figure compositions dominate Boakye's market, with depictions similar to the Painting commanding top prices at auction. As of April 6, 2023, these works account for six of the artist's top ten auction records and are led by: "11pm Sunday" (2011), which sold for $1,744,000 in May 2022, and *Highpower* (2008), which sold for $1,679,35 in October 2022, both of which are full-length examples.
6. On March 1, 2023, a comparable work, *Wishes Above Needs* (2011), sold for £453,600 ($545,356) at Christie's London, representing an approximate 5.7% premium to the current offering.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$23,501,331	13	$1,600,000

Average Prices


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Turnover by Year


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Lots Auctioned Sold Unsold


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11.25
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3.75
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Initial Offering Price	**$411,000**
Offering Circular	**sec.gov/edgar**

Painting







About Lynette Yiadom-Boakye

Lynette Yiadom-Boakye (b. 1977, London, England) is an acclaimed British-Ghanaian painter and writer recognized for her timeless depictions of black subjects. She uses found images, memories, literature and the history of painting as sources for her work. Each painting is an exploration of a different mood, movement and pose, worked out on the surface of the canvas.

INVEST NOW

LYNETTE YIADOM-BOAKYE

b. 1977, UNITED KINGDOM



Oil on canvas | 30 × 27 in. (99 × 68 cm.)

Lynette Yiadom-Boakye is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments.

$411,000
INITIAL OFFERING

29.7%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

41.0%
ANNUAL APPRECIATION OF RECORD PRICES[3]

24.0%
MEDIAN APPRECIATION OF REPEAT SALES[4]

The Artwork is a small-scale portrait of a woman looking over her shoulder against an ambiguous, dark wall. She faces the viewer and her facial features are softly illuminated in an otherwise shadowed composition. She makes eye contact with the viewer and opens her lips slightly in a calm, ambiguous expression. She appears to wear a long, feathery collar; however, the details are lost in the darkness. Lynette Yiadom-Boakye does not paint from life. Instead, she paints fictitious people in their own obscure imagined environments that exist outside the bounds of space and time. The intimacy and unfamiliarity of the portraits give them a mysterious quality. Yiadom-Boakye is interested in the questions about identity and representation that arise for the viewer when they contend with her anonymous Black figures and the ahistorical worlds they inhabit. Lynette Yiadom-Boakye makes her portraits timeless by avoiding the inclusion of specific cultural motifs and markers, like fashion accessories. As a Black artist, Lynette Yiadom-Boakye describes her motivation behind painting predominantly Black figures: "It isn't so much about placing black people in the canon as it is about saying that we've always been here, we've always existed, self-sufficient, outside of nightmares and imaginations, pre and post "discovery," and in no way defined or limited by who sees us." Lynette Yiadom-Boakye selects her poetic titles intentionally and considers them a part of the artwork. The title Kingfisher references a wild bird that often symbolizes freedom, because of its ability to fly and swim underwater. Artworks similar in scale and subject have achieved auction records led by Casework (2011), which sold for $428,400 at Phillips New York on November 18, 2021, Wren (2011), which sold for $379,301 at Phillips London on October 14, 2021, and A Political Shirt (2010), which sold for $193,213 at Sotheby's London on March 3, 2022.

Lynette Yiadom-Boakye was featured in Ghana's first pavilion at the Venice Biennale in 2019. In 2022, she was the subject of a major solo exhibition at the Tate in London titled Fly in League with the Night, which traveled to Moderna Museet in Stockholm, K20 in Dusseldorf, and MUDAM in Luxembourg. Her most recent solo exhibition titled No Twilight Too Mighty is currently on view at the Guggenheim Bilbao until September 10, 2023. In addition to an impressive exhibition history, Yiadom-Boakye's paintings are held in prestigious permanent collections around the world, including the Tate in London, Victoria & Albert Museum in London, Museum of Modern Art in New York, Studio Museum in New York, San Francisco Museum of Modern Art, Institute of Contemporary Art in Boston, Dallas Museum of Art, Kunstmuseum Basel in Switzerland, Museum of Contemporary Art in Los Angeles, and the Yale Center for British Art in Connecticut, among many others. She is considered a leader in the art market's renewed interest in portraiture, and three of her top ten auction records have been achieved since the beginning of 2023. As of August 4, 2023, Yiadom-Boakye's records are led by Diplomacy III (2009), which sold for $1,950,000 at Christie's New York on May 11, 2021, followed by 11pm Sunday (2011), which sold for $1,744,000 at Sotheby's New York on May 19, 2022, and Diplomacy I (2009), which sold for $1,733,732 (£1,371,000) at Christie's London on June 28, 2023.

AS OF AUGUST 4, 2023, YIADOM-BOAKYE'S RECORDS ARE LED BY DIPLOMACY III (2009), WHICH SOLD FOR $1,950,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, FOLLOWED BY 11PM SUNDAY (2011), WHICH SOLD FOR $1,744,000 AT SOTHEBY'S NEW YORK ON MAY 19, 2022, AND DIPLOMACY I (2009), WHICH SOLD FOR $1,733,732 (£1,371,000) AT CHRISTIE'S LONDON ON JUNE 28, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[2]


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Lynette Yiadom-Boakye (b. 1977, London, United Kingdom) is an internationally renowned painter and poet, best known for her mysterious portraits of imagined Black figures in obscure, ahistorical environments. Born and raised in London to Ghanaian parents, Yiadom-Boakye attended the Central Saint Martins College of Art and Design for a year before transferring to Falmouth College of Arts in 1997. She graduated in 2000 and went on to receive her master's of fine arts from the Royal Academy Schools in 2003. Inspired by the techniques of early twentieth-century and the subjects of contemporary artists like Edgar Degas, Édouard Manet, Walter Sickert, Lisa Yuskavage, Chris Offili, and Isaac Julien, Yiadom-Boakye developed a layered, quick, and loose brushstroke style with a dark, restrained palette. Existing outside the bounds of space and time, the fictitious Black figures in her portraits illustrate mundane moments of joy and peace and raise questions about identity and representation. In 2010, Yiadom-Boakye held her first solo exhibition, Essays and Documents, at Jack Shainman Gallery in New York. She has since been celebrated for her prolific contribution to contemporary painting, receiving the Pinchuk Foundation Future Generation Prize in 2012, the Carnegie Prize in 2018, and being nominated as a finalist for Turner Prize in 2013. As of August 4, 2023, Yiadom-Boakye continues to live and work in London.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Lynette Yiadom-Boakye with the following criteria: Single portrait paintings against a dark black or brown background that measure under 50 inches by 50 inches, excluding multi-canvas works. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 29.7% CAGR implied from selected sales occurring from September 25, 2014 to October 13, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Lynette Yiadom-Boakye have a record price compound annual growth rate ("CAGR") of 41.0% from October 17, 2013 to December 31, 2022. This calculation is based on (i) a record price of $67,124 on October 17, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,600,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Lynette Yiadom-Baokye is 24.0%, which is based on 4 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Lynette Yiadom-Baokye was October 17, 2013, and ending on the last date a repeat sale occurred for such artist, which in the case of Lynette Yiadom-Baokye was October 20, 2020. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

** Lynette Yiadom-Boakye as quoted in "An Introduction to Lynette Yiadom-Boakye," Tate, accessed August 3, 2023, https://www.tate.org.uk/art/artists/lynette-yiadom-boakye-16784/introduction-lynette-yiadom-boakye.

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